Amended and Restated

Schedule A

to the

Custody Agreement

by and between

UMB Bank, N.A.

and

The Green Century Funds

and

Green Century Capital Management, Inc.

Fees

Net Asset Value Fee

To be computed as of month-end on the average net asset value of the entire fund family at the annual rate of:

• First $500 million in assets	.50 basis point, plus
• Assets over $500 million	.40 basis point

Portfolio Transaction Fees

• DTC*	$4.00
• Fed book entry*	$8.00
• Physical*	$30.00
• Principal paydown	$5.00
• Option (purchased or written)/future	$30.00
• Inter-account book transfer	$3.00
• Corporate action/call/reorganization	$30.00
• UMB repurchase agreement*	$4.00
• Tri-party repurchase agreement*	$15.00
• Wire in/out and check issued (non-settlement-related)	$8.00

* A transaction includes buys, sells, maturities, or free security movements.

Mutual Fund Trade (RIC)

Buy, sell or free security movement	$10.00

Mutual Fund Dividend Transaction (RIC)

Dividend, capital gain or re-invest, each	$5.00

Asset-Based Fees and Transaction Charges

Tier 1
• Annual Asset Charge: • Transaction Charge:	2.0 basis points $25	Australia Canada France Euroclear Germany	Hong Kong Ireland Italy Japan Netherlands	Norway Sweden Switzerland UK

Tier 2
• Annual Asset Charge: • Transaction Charge:	3.5 basis points $40	Austria Belgium Denmark Finland	Mexico New Zealand Singapore South Africa	South Korea Spain

Tier 3
• Annual Asset Charge: • Transaction Charge:	13.0 basis points $60	Argentina Brazil Chile China Cyprus	Czech Republic Greece Iceland India Indonesia	Israel Malaysia Philippines Portugal Taiwan Thailand Turkey

Tier 4
• Annual Asset Charge: • Transaction Charge:	35.0 basis points $95	Abu Dhabi/Dubai Columbia Egypt Estonia Hungary Jamaica Jordan Kazakhstan Kuwait Lebanon	Malta Morocco Oman Pakistan Palestine Panama Peru Poland Qatar Romania	Russia Slovakia Sri Lanka Uganda Uruguay Venezuela Vietnam Zambia

Tier 5
• Annual Asset Charge: • Transaction Charge:	60.0 basis points $125	All other markets

Additional Charges, Each

• Trade correction, trade cancel	$15
• Late instruction	$15
• Non-automated trade instruction	$15

Out-of-Pocket Expenses

Out-of-pocket expenses include but are not limited to all locally mandated charges, communications expenses, telex, audit reporting, legal, telephone, duplication, forms, supplies, depository charges, Euroclear deposit and withdrawal charges, direct expenses including but not limited to stamp duties, foreign investor registration charges, commissions, dividend and income collection charges, local taxes, certificate fees, proxy fees and charges, special handling charges, registration fees, transfer charges, custom programming, holding charges, postage including overnight and other courier services, and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds.

All fees, other than basis point fees, are subject to an annual escalation equal to the increase in the Consumer Price Index–Urban Wage Earners (CPI). Such escalations shall be effective commencing one year from the effective date of each Fund and the corresponding date each year thereafter. No amendment of this fee schedule shall be required with each escalation. CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.

The undersigned, intending to be legally bound, hereby execute this Amended and Restated Schedule A to the Custody Agreement dated March 2, 2015 and executed by and between Green Century Funds, Green Century Capital Management, Inc. and UMB Bank, N.A., to be effective as of September 30, 2016.

UMB BANK, N.A.		GREEN CENTURY CAPITAL MANAGEMENT, INC.

By:	/s/ Peter Bergman	By:	/s/ Kristina Curtis
Title:	VP	Title:	Treasurer

GREEN CENTURY FUNDS

By:	/s/ Kristina Curtis
Title:	President